SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                              MEDCO RESEARCH INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                              MEDCO RESEARCH INC.

     ----------------------------------------------------------------------

                 NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 18, 1997
     ----------------------------------------------------------------------

TO THE SHAREHOLDERS:

     Notice is hereby given that the annual meeting of shareholders (the "Annual Meeting") of Medco Research, Inc. (the "Company") will be held at the Michelangelo Hotel -- 152 West 51st Street, New York, New York at 10:00 a.m. on June 18, 1997 for the following purposes, as more fully described in the attached Proxy Statement:

     1. To elect seven directors of the Company to serve until the next annual meeting of shareholders;

     2. To ratify the appointment of Coopers & Lybrand LLP as independent accountants for the Company; and

     3. To consider and act upon such other matters as may properly come before the meeting.

     The Board of Directors has fixed the close of business on May 1, 1997 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof.

     You are cordially invited to attend the Annual Meeting in person. In order to ensure your representation at the Meeting, however, please promptly complete, date, sign, and return the enclosed proxy in the accompanying envelope. A majority of the outstanding shares of Common Stock must be represented (in person or by proxy) at the Annual Meeting in order that business may be transacted. Therefore, your promptness in returning the completed and signed proxy will help to ensure that the Company will not have to bear the expense of undertaking a second solicitation. A shareholder who executes and returns the accompanying proxy may revoke such proxy at any time before it is voted at the Annual Meeting by complying with the procedures set forth in the following Proxy Statement under "General Information."

                                         By Order of the Board of Directors

                                         ADAM C. DERBYSHIRE
                                         SECRETARY

Research Triangle Park,
North Carolina 27709
May 5, 1997

                              MEDCO RESEARCH INC.

            -------------------------------------------------------

                       PROXY STATEMENT FOR ANNUAL MEETING
                          TO BE HELD ON JUNE 18, 1997
            -------------------------------------------------------

                              GENERAL INFORMATION

     The accompanying proxy is solicited by the Board of Directors of Medco Research, Inc. (the "Company") for use at the annual meeting of shareholders (the "Annual Meeting") to be held June 18, 1997, and any adjournment of the Annual Meeting, and it will be voted by the proxy holders in accordance with the instructions given in the proxy if it is returned and received in time for the Annual Meeting, is duly executed and is not revoked. If no direction is given in the proxy, it will be voted "For" (i) the election of the directors nominated by the Board and (ii) the ratification of the appointment of Coopers & Lybrand LLP as the Company's independent accountants. With respect to any other item of business that may come before the Annual Meeting, the proxy holders will vote the proxy in accordance with their best judgment, and they also will have discretionary authority to cumulate votes in the election of directors in the event any shareholder gives notice of his or her intention to cumulate votes for directors of the Company. So far as the Company is aware, no matters will be presented to the Meeting for action on the part of the shareholders other than those stated in the foregoing Notice.

     A proxy may be revoked at any time before it has been exercised by written notice of revocation given to the Secretary of the Company, by executing and delivering to the Secretary a proxy dated as of a later date than the enclosed proxy, or by attending the Annual Meeting and voting in person. Attendance at the Meeting will not in and of itself revoke a proxy.

     Abstentions will be deemed to be present at the Meeting for purposes of determining a quorum and will be counted as voting (but not "for" or "against") with regard to the issue to which the abstention relates. Any "broker non-vote" also will be deemed to be present for quorum purposes, but will not be counted as voting with regard to the issue to which it relates. Thus, an abstention will have the same effect as a vote "against" such issue while a broker non-vote will have no effect.

     Holders of record of Common Stock at the close of business on May 1, 1997 are entitled to vote at the Annual Meeting. There were 10,516,732 shares of Common Stock outstanding as of the record date. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes entitled to be cast by all shareholders will constitute a quorum for the transaction of business at the Annual Meeting.

     Shareholders are entitled to cast one vote per share on each matter presented for consideration and action by the shareholders. With respect to the election of directors, however, shareholders may cumulate their votes. Cumulative voting permits each shareholder to cast a total number of votes equal to the number of directors to be elected multiplied by the number of shares actually owned. All of the votes may be cast for one nominee, may be divided equally among the nominees or may be divided among the nominees in any other manner. However, a shareholder may cumulate votes for one or more nominees only if the nominees' names are placed in nomination prior to voting and any shareholder gives notice at the meeting, prior to the voting, of his or her intention to cumulate votes. If any shareholder gives such notice, all shareholders may cumulate their votes for the nominees.

     This Proxy Statement, together with the accompanying proxy, is first being mailed to shareholders on or about May 5, 1997.

                             ELECTION OF DIRECTORS

NOMINEES

     The Board of Directors has recommended, and approved, the nomination of the following persons, all of whom are currently directors:

                                    Albert D. Angel
                                    William M. Bartlett
                                    Jay N. Cohn, M.D.
                                    Marvin S. Hausman, M.D.
                                    Mark B. Hirsch
                                    Eugene L. Step
                                    Richard C. Williams

     All of the nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the proxy holders will vote for the election of another person or persons as the Board of Directors recommends. The Company has no reason to believe that any nominee will be unavailable. In the event that any shareholder gives notice at the Annual Meeting of his or her intention to cumulate votes for the election of directors, the proxy holders in their discretion may cumulate the votes represented by the proxies. The proxy holders may cast such votes entirely for one nominee or split their votes among such number of nominees as they may determine in their discretion. Proxies received cannot be voted for a greater number of persons than the number of nominees for election as directors.

     Nominees receiving the highest number of affirmative votes cast, up to the number of directors to be elected, will be elected as directors. The proxy holders will vote the proxies for the above nominees. Directors are to be elected to hold office until the next annual meeting of shareholders and until their successors are elected and qualified.

     The following biographical information is furnished with respect to the seven nominees for election as directors:

     ALBERT D. ANGEL, age 59, became a Director of the Company in September 1995. He is currently President of Angel Consulting, a management consulting firm in Llewellyn Park, New Jersey, and a Director of Immunomedics, Inc., a biopharmaceutical research company. He is a former President of The Merck Company Foundation and was also Vice President, Public Affairs, of Merck & Co., Inc. from September 1985 until December 1993. Mr. Angel joined Merck in 1967, serving initially in various legal counsel positions and later as Chairman and Managing Director of Merck Sharp & Dohme-U.K. and Vice President of Merck Sharp & Dohme-Europe. Prior to joining Merck, Mr. Angel was an attorney at Hughes Hubbard Blair & Reed, and received his LL.B. from Yale Law School in 1960.

     WILLIAM M. BARTLETT, age 64, has served as a Director of the Company since September 1992. Since then, Mr. Bartlett has been an independent business consultant. He currently serves on the advisory board of Vysis, Inc., a genomic diagnostic research company, which is a subsidiary of AMOCO Corporation, and as an advisor to the CEO of Medicor Corporation of Wheeling, Illinois, a private surgical instrument technology company. From 1990 to 1992, Mr. Bartlett served as the Chief Operating Officer of McDermott, Will & Emory, a large Chicago-based law firm. From 1982 to 1990, he served as the President, Chief Executive Officer and a Director of Kewaunee Scientific Corporation, a manufacturer of scientific laboratory furniture and equipment. Prior to that, Mr. Bartlett served as a Corporate Vice President, President and Chief Executive Officer of G.D. Searle & Company's Medical Products Group, and at American Hospital Supply Corporation as President of the Atlantic International Division, and as President of the V. Mueller Surgical Instrument Division. Mr. Bartlett has a BSCE from Duke University and an Advanced Marketing Certification from the Kellogg School of Northwestern University.

     JAY N. COHN, M.D., age 65, joined the Company as a Director in May 1996. He is currently Professor of Medicine, Cardiovascular Division, Department of Medicine, University of Minnesota Medical School, and holds a staff appointment at the VA Medical Center in Minneapolis. Dr. Cohn is the author of over 500 scientific publications and is currently editor-in-chief of the JOURNAL OF CARDIAC FAILURE. He is internationally recognized for contributions to the management of cardiovascular diseases and holds several patents on inventions aimed at improving diagnostic and therapeutic approaches to heart failure and hypertension. He is currently President of the American Society of Heart Failure and President of the International Society of Hypertension. He received his M.D. from Cornell University in 1956, and is a Fellow of the American College of Physicians and the American College of Cardiology.

     MARVIN S. HAUSMAN, M.D., age 55, rejoined the Company as a Director in May 1996. He currently serves as a consultant to the pharmaceutical industry. He is President of Northwest Medical Research Partners, Inc. and a Director of Regent Assisted Living, Inc. Dr. Hausman served as Clinical Instructor and Visiting Surgeon, Department of Surgery, U.C.L.A.

Medical Center from 1975-1992. He is a co-founder of Medco Research, Inc. He received his M.D. from the New York University School of Medicine in 1967, and he is a Fellow of the American College of Surgeons.

     MARK B. HIRSCH, age 50, joined the Company as a Director in May 1996. Since December 1996, Mr. Hirsch has been the Chief Executive Officer and President of Red Cell, Inc. From May 1996 to December 1996, he was Executive Vice President and Chief Financial Officer of Red Cell, Inc. From April 1993 to April 1996, he was Vice President, Corporate Development, of CV Therapeutics. From 1991 to March 1993, Mr. Hirsch was Vice President of Business Development and Chief Financial Officer of Arris Pharmaceutical Corporation. From 1988 to 1991, Mr. Hirsch was a partner at Montgomery Medical Ventures, L.P. II. From 1985 to 1988, he was Vice President of Business Development of Genentech, Inc. and from 1969 to 1985 he was a Vice President at American Hospital Supply Corporation's Hospital Sector and Hospital and Pharmaceutical Business Divisions. Mr. Hirsch received a B.S. in accounting from the University of Illinois, and he is a Certified Public Accountant.

     EUGENE L. STEP, age 67, has served as a Director of the Company since January 1993. He currently serves as a Director of Scios, Inc., Cell-Genesis, Inc., Guidant Corp., and Pathogenesis, Inc. He served as Executive Vice President and President of the Pharmaceutical Division of Eli Lilly and Company from 1986 until his retirement in 1992. From 1973 through 1985, he also served as President of that company's Pharmaceutical Division. Mr. Step served as a member of the Board of Directors and Executive Committee of Eli Lilly and Company from 1973 through 1992. Mr. Step has a B.A. degree in Economics from the University of Nebraska and a M.S. degree in Accounting and Finance from the University of Illinois.

     RICHARD C. WILLIAMS, age 53, has served as a Director of the Company since January 1991 and as Chairman of the Company's Board of Directors since October 1992. Mr. Williams has been President of Conner-Thoele Limited, a consulting and financial advisory firm which services the health care and pharmaceutical industries, since March 1989. Mr. Williams also serves as a Director of Immunomedics, Inc., a biopharmaceutical research company, and as a member of the advisory board of Vysis, Inc., a genomic diagnostic research company which is a subsidiary of AMOCO Corporation. From November 1983 to March 1989, Mr. Williams served as Vice President-Finance and Chief Financial Officer of Erbamont N.V., a pharmaceutical company. Prior to that, he served in various financial executive positions with Field Enterprises, Inc., a real estate and communications company, and with Abbott Laboratories, UNC Resources, and American Hospital Supply Corporation. He is also a Director of Centaur, Inc., a private equine diagnostic company. Mr. Williams has a B. A. degree from DePauw University and an MBA from the Wharton School of Business.

COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

     The business affairs of the Company are managed by and under the direction of the Board of Directors, although the Board of Directors is not involved in the Company's day-to-day operations. The Company pays each director who is not a full-time employee of the Company a quarterly retainer fee of $4,000. Each such director is also paid $1,000 per diem for each Board meeting and the Annual Shareholders Meeting attended by that director and $400 for each Board or Board Committee meeting held by telephone conference call lasting up to two hours but greater than a half hour and $600 for each such meeting lasting more than two hours. Directors also are reimbursed for their travel expenses incurred to attend meetings. Pursuant to the Company's stock option plans, directors who are not full-time employees of the Company automatically are granted an option to purchase 3,000 shares of the Company's Common Stock upon re-election as a director at the Annual Meeting of Shareholders. In addition, in order to attract experienced individuals, new directors joining the Board of Directors automatically are granted an option to purchase 20,000 shares of the Company's Common Stock. All such director options are granted at an exercise price equal to the fair market value of such shares on the date of grant of such options, and such options vest after one year.

     A Compensation Committee of the Board of Directors, currently consisting of Mr. Angel and Drs. Cohn and Hausman, administers the Company's Stock Option Plan (the "1983 Option Plan") and 1989 Stock Option and Stock Appreciation Rights Plan (the "1989 Option Plan") described below, votes on matters concerning participation in these Plans and makes recommendations to the entire Board of Directors as to, or itself approves, other matters of compensation of officers. The Compensation Committee met on three occasions and also took action on one occasion by written consent during the year ended December 31, 1996.

     The Finance and Audit Committee of the Board of Directors, whose members currently are Messrs. Bartlett, Hirsch and Step, reviews certain financial and audit matters relating to the Company. The Finance and Audit Committee held two meetings during the year ended December 31, 1996.

     The Corporate Governance Committee members currently are Messrs. Step, Angel and Williams. A Corporate Governance Committee makes recommendations to the full Board of Directors concerning nominees for election as directors of the

Company. In making its recommendations, the Corporate Governance Committee will consider as potential nominees persons recommended by the Company's shareholders. Any such recommendations should be in writing and should be mailed or delivered to the Company, marked for the attention of the Company's Secretary, on or before the date for receipt of shareholder proposals for the next annual meeting. See "Shareholder Proposals for the 1998 Annual Meeting". The Corporate Governance Committee held one meeting during the year ended December 31, 1996.

     During the year ended December 31, 1996, the Board of Directors met on six occasions and also took action on three occasions. Due to the frequent meetings of the Board of Directors during the year, a number of matters that otherwise would have been addressed in separate meetings of the Compensation Committee, Finance and Audit Committee, and Corporate Governance Committee during that period were instead addressed at meetings of the entire Board of Directors. Each director attended at least 75% of the meetings of the Board and those committees on which the director served.

     One director, Mr. Williams, continued to provide consulting services to the Company during the calendar year of 1996 pursuant to a consulting agreement which commenced December 1, 1994. For consulting on all matters pertaining to the Company's potential acquisitions, its pending litigations and its financial public relations in 1996, the Company paid Mr. Williams $144,000 as well as related travel expenses.

EXECUTIVE OFFICERS

     In addition to Mr. Williams, Chairman of the Board, the following persons currently are executive officers of the Company:

     ROGER D. BLEVINS, PHARM. D., age 41, is the President and Chief Operating Officer of the Company. He joined the Company as Director of Cardiovascular Research in July 1988, was appointed Vice President of Research and Development in October 1990 and was appointed President and Chief Operating Officer in June 1995. From July 1986 to July 1988, he was Director of Cardiovascular Research, Department of Medicine, Sinai Hospital of Detroit, and from July 1985 to July 1986 he was the Associate Director of the Center for Cardiovascular Research at the same institution. Dr. Blevins received his Doctorate of Pharmacy degree from Wayne State University, Detroit, Michigan in May 1982.

     GLENN C. ANDREWS, CFA, age 46, is the Vice President, Finance and Administration and Chief Financial Officer of the Company. He joined the Company as Vice President and Chief Financial Officer in July 1996. From September 1995 to July 1996 he was Vice President, Planning and Analysis of Coastal Physician Group, Inc. From September 1984 to September 1995, he was employed by Burroughs Wellcome Co. where he served as Treasurer from 1992 to 1995 and as Director of Business Analysis and Planning from 1989 to 1992. Mr. Andrews received his B.S. degree in 1974 and MBA in 1977 from the University of Tennessee.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and the American Stock Exchange. Officers, directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company, or written representations that no Form 5 were required, the Company believes that during the year ended December 31, 1996, all Section 16(a) filing requirements applicable to its officers and directors were complied with, except that Dr. Hausman filed late his Form 4 reporting the closing transactions and the exercise of publicly traded call options expiring October 19, 1996.

                  SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

     The following table sets forth as of April 26, 1997 the number and percentage ownership of the Company's voting securities by all persons (including any "group" as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934) known to the Company to own beneficially more than 5% of the Company's Common Stock, being the only outstanding class of the Company's voting securities, based upon reports filed by each of such persons with the Securities and Exchange Commission, and the number and percentage ownership of the Company's equity securities so owned by each director, each executive officer named in the compensation tables in this Proxy Statement and by all directors and such executive officers as a group. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the securities owned by him. An asterisk denotes beneficial ownership of less than 1%.

                                                                      NUMBER OF SHARES      PERCENT OF
NAME AND ADDRESS                                                     BENEFICIALLY OWNED    COMMON STOCK
------------------------------------------------------------------   ------------------    ------------
State of Wisconsin................................................        1,085,900            10.32
          Investment Board
          P.O. Box 7842
          Madison, Wisconsin 53707
G. W. Capital, Inc................................................          536,400             5.10
          10900 N.E. 8th Street
          Suite 235
          Bellevue, Washington 98004
Roger D. Blevins, Pharm.D.........................................          152,757(1)          1.45
Albert D. Angel...................................................           23,500(2)         *
William M. Bartlett...............................................           10,120(3)         *
Jay N. Cohn, M.D..................................................                0            *
Marvin S. Hausman, M.D............................................          111,347             1.06
Mark B. Hirsch....................................................                0            *
Eugene L. Step....................................................           29,000(4)         *
Richard C. Williams...............................................          121,600(5)          1.16
All Directors and Executive Officers of the Company
  as a Group (eight persons)......................................          448,324(6)          4.26

---------------

(1) Includes 121,400 shares subject to currently exercisable options held by Dr. Blevins.

(2) Includes 23,000 shares subject to currently exercisable options held by Mr. Angel.

(3) Includes 9,000 shares subject to currently exercisable options held by Mr. Bartlett.

(4) Includes 29,000 shares subject to currently exercisable options held by Mr. Step.

(5) Includes 9,000 shares subject to currently exercisable options held by Mr. Williams.

(6) Includes an aggregate of 191,400 shares subject to currently exercisable options held by executive officers and directors of the Company.

REPORT OF THE COMPENSATION COMMITTEE FOR 1996 EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors, which is composed entirely of directors who have never been employees of the Company, is responsible for setting and administering the policies and programs that govern both annual and long-term compensation.

     In 1991 the Company adopted a Management Incentive Plan (the "Incentive Plan") to provide additional cash compensation to key Company executives based on their individual performance as well as the financial performance of the Company. Plan participants must be approved by the Compensation Committee, which establishes annual ceiling amounts of distributions under the Incentive Plan for each participant based on such individual's annual salary. The executive compensation program is designed to align compensation with the Company's business strategy, values and management initiatives.

     In 1996 the Company retained the Human Strategies Group of Deloitte & Touche, LLP to conduct a comprehensive comparative study (the "Comparative Study") of the Company's compensation, annual and long-term components, and benefits programs for its executive officers and other employees. This Comparative Study was highly utilized by the Company with respect to 1996 compensation and benefits programs, and is intended to be the basis of such programs for the next few years, subject to the Committee's annual reviews for possible adjustment. By having a significant amount of compensation in the form of annual bonus and stock options awarded at the discretion of the Committee based 33% on each executive's performance of his or her own set of personal objectives and 67% on the Company's achievement of its financial plan, as described below, the program is intended to:

            o Provide incentive to implement the Company's annual objectives and long-term strategy aligned with the interests of shareholders;

            o Reward superior performance; and

            o Help attract and retain key executives critical to the long-term success of the Company.

     The Company's executive compensation program consists of two key elements:
(1) an annual component, i.e., base salary and annual bonus, and (2) a long-term component, i.e. stock options. The amount of salary, bonus and options granted for 1996 was determined by, among other measures, comparison with the data in the Comparative Study, as described above, with the goal of providing total compensation that approximates the median of the range of the compensation, both in the aggregate and for each compensation component, reported in the Comparative Study to have been paid by comparable companies. The program substantially rewards the management team if the Company achieves its financial plan, and it also recognizes meaningful differences in individual performance and offers the opportunity to earn rewards when merited by individual performance.

     For 1996 the Board of Directors determined that the Company's financial plan was 83% achieved, and the Compensation Committee determined that achievement of individual objectives ranged from 131% to 76%.

     The policies with respect to each of these elements, as well as the basis for determining the 1996 compensation of the Company's named executive officer, Dr. Blevins, President and Chief Operating Officer, are described below.

  (1) ANNUAL COMPONENT: BASE SALARY AND ANNUAL BONUS

     BASE SALARY. Base salaries for executive officers are determined by the Committee with reference to the salary range for each position as reflected by the associated job description and a general assessment of the executive's performance, experience and potential. The Committee establishes these salaries annually or in connection with the officer's employment agreement, if any.

     ANNUAL BONUS. An annual bonus may be paid to executive officers following the end of each fiscal year, up to a maximum percentage of base salary as determined by the Committee for such year either in accordance with their respective employment agreements, if any, or otherwise based on the job description. The maximum percentage of base salary is 35% for the President and 30% for other Officers. These maximum bonus percentages were consistent with the information provided in the Comparative Study. Sixty-seven percent (67%) of the bonus is based on the Company's achievement of its financial plan, and 33% of the bonus is awarded based on the Committee's evaluation of the officer's achievement during the year of his or her objectives. All objectives were approved by the President of the Company and the Chairman of the Board except that the President's objectives were approved by the Committee and the entire Board.

  (2) LONG-TERM COMPONENT:

     STOCK OPTIONS. In 1993, the Committee established levels for the amount of annual stock options to be granted to the President and other executive positions. Data in the Comparative Study confirmed these levels to approximate the median of the range of the awards reported to have been paid by comparable companies (up to 65,000 shares for the President and 40,000 shares for Vice Presidents/Officers). The Committee awards options exercisable for a period of 10 years to buy a number of shares of the Company's Common Stock at a price equal to the market price of the stock on the date of grant. For 1996 option grants, 50% of the options awarded vest automatically after one year. The balance of such options are subject to reduction, based 33% on the Committee's evaluation of the executive's achievement of his or her objectives for the year (which are the same objectives reviewed in determining the amount of the executive's annual bonus) and based 67% on the Company's achievement of its financial plan, and as adjusted, vest two years after grant. The options remaining after such reduction, if any, as a result of less than full achievement of the Company's financial plan and full achievement of the executive's personal objectives become exercisable at the rate of 20% per year commencing with the fifth anniversary of the date of grant. The Committee believes that, because these options gain value only to the extent the price of the Company's Common Stock increases above the option exercise price during the life of the option, management's equity participation offers a significant incentive and helps create a long-term partnership between management/owners and other shareholders.

     The Committee set the 1996 annual and long-term compensation for Dr. Blevins near the median of the range paid by comparable companies. His annual salary was adjusted to $230,000, and his 1996 option grant was 65,000 options which are to be earned and vested as described above. In addition, Dr. Blevins received a one-time stock option grant of 120,000 shares upon the signing of a three year employment agreement. See Employment Contracts; Termination of Employment and Change-in-Control Arrangements, below, for a description of Dr. Blevins' employment agreement. His performance bonus was adjusted to a potential of up to 35% of base salary. The Committee determined that Dr. Blevins was entitled to 87% of his bonus and option award, based 67% on the Company's 83% achievement of its financial plan and 33% on Dr. Blevins' 95% achievement of his individual Objectives: (1) staffing for executive management; (2) managing the Company's financial plan; and (3) providing for commercialization of products.

     The Compensation Committee of the Board of Directors

                                    Albert D. Angel, Chairman
                                    Jay N. Cohn, M.D.
                                    Marvin S. Hausman, M.D.

                             EXECUTIVE COMPENSATION

INCENTIVE COMPENSATION PLAN

     In 1991 the Company adopted a Management Incentive Plan (the "Incentive Plan") to provide additional cash compensation to key Company executives based on their individual performance as well as the financial performance of the Company. Plan participants must be approved by the Compensation Committee of the Board of Directors, which establishes annual ceiling amounts of distributions under the Incentive Plan for each participant based on such individual's annual salary. Distributions are based 67% on the Company's achievement of its financial plan and 33% based on the Committee's evaluation of the participant's achievement during the year of his or her objectives.

EMPLOYMENT CONTRACTS; TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     The absence of a Chief Executive Officer within the Company caused the Company to enter into a written employment agreement with Dr. Blevins. On September 26, 1996 the Company signed a three-year employment agreement with Dr. Blevins to serve as the Company's President and Chief Operating Officer. The Company agreed to pay Dr. Blevins a $230,000 annual base salary, a bonus of up to 35% of his base salary determined at the discretion of the Board of Directors and annual awards of stock options of up to 65,000 shares determined at the discretion of the Board of Directors. As an inducement to Dr. Blevins to enter into this agreement the Company granted him a one-time nonqualified stock option to purchase 120,000 shares at the September 26, 1996 fair market value price of $8.625, which vests and becomes exercisable on the third anniversary of the date of grant, e.g., September 26, 1999; provided, however, that the vesting of 50% of the options shall accelerate to the day immediately following the twentieth consecutive trading day on which the closing price of the Company's Common Stock shall have exceeded $20 per share, and the remaining 50% shall accelerate to the day immediately following the twentieth consecutive trading day in which such closing price shall have exceeded $25 per share.

     In 1996, the Company amended its policy to provide benefits to the named executive officer in the event of a change of control of the Company. In the event that, within 60 days after the effective date of the sale of all or substantially all of the assets of the Company, a merger involving the Company in which it is not the surviving entity or any transaction having essentially the same effect, the acquirer of the Company's assets or the entity surviving the merger fails to indicate in writing that it will continue to employ the named executive officer for no less than such person's then annual base salary and maximum annual performance bonus, the Company (1) in accordance with its then prevailing payroll practices, shall continue to pay his prevailing annual base salary and an amount equal to the average of the annual cash performance bonus the Company paid to him in the preceding three years, for 2.99 years, (2) shall continue to provide for his participation, to the extent permitted by applicable law or insurance policy contract, in its group life, hospital, medical and disability insurance plans, and any retirement, pension or death benefit plans ("Benefit Plans") for the duration of the severance period or until such earlier time as he obtains employment which provides reasonable similar health and medical coverage and (3) shall provide full outplacement services for 12 months; provided, however, that he shall have the option to receive the gross amount of the amounts payable to him on account of his base salary and bonus, less withholdings and deductions as required by applicable law, in a lump sum at any time during the severance period, in which event his participation in and coverage under the Benefit Plans, and his entitlement to outplacement services, each shall terminate.

     The Company also changed its policy in the event of the named executive officer's discharge without cause. "Discharge without cause" is defined as the termination of the employment of the named executive officer without "due cause", any material reduction in his duties or authority or a more than 30% reduction in his annual base salary from that for the immediately preceding fiscal year. The term "due cause" is defined as the named executive officer's material breach of any of the terms of his agreements with the Company, willful gross negligence in carrying out his duties or commission of an act of willful gross misconduct which has resulted in material harm to the Company, as determined in good faith by the Board of Directors. In the event of discharge without cause, the Company shall continue to pay such officer's annual base salary for 12 months and to provide for his participation in the Benefit Plans until he obtains employment which provides reasonably similar health and medical coverage. The Company also shall provide such officer full outplacement services for 12 months. In respect of the year of such discharge, he also shall be entitled to receive, pro rated based on the number of completed months of service during the year of discharge, his cash bonus and the discretionary performance-based options he earned, in each case as determined by the Compensation Committee using the performance level of such officer and the Company for the prior year as their respective performance levels for the year of discharge.

SUMMARY COMPENSATION

     The following Summary Compensation Table reflects certain information regarding the most highly compensated executive officers whose total annual salary and bonus for the last completed fiscal year exceeded $100,000 (the "named executive officer").

                           SUMMARY COMPENSATION TABLE
                              ANNUAL COMPENSATION

                                                                                                  LONG-TERM
                                                                BONUS         OTHER             COMPENSATION
                                                                EARNED        ANNUAL        SECURITIES UNDERLYING      ALL OTHER
NAME & PRINCIPAL POSITION                 YEAR    SALARY ($)    ($)(1)   COMPENSATION ($)     OPTIONS/SAR'S (#)     COMPENSATION ($)
---------------------------------------   ----    ----------    ------   ----------------   ---------------------   ----------------
Roger D. Blevins, Pharm. D.               1996      230,000     70,003       --                   185,000(2)            --
  President & Chief Operating             1995      180,826     34,266       --                    80,000(3)            --
  Officer                                 1994      146,600     43,980       --                      --  (4)            --

---------------

(1) Represents the amount earned by the named executive officer pursuant to the Company's Incentive Plan. See Incentive Compensation Plan, above, for a brief description of the Plan.

(2) The options granted to Dr. Blevins consisted of 65,000 shares associated with the 1996 annual grant and 120,000 shares upon the signing of a three year employment agreement. See Employment Contracts; Termination of Employment and Change-in-Control Arrangements, above, for a description of Dr. Blevins' employment agreement.

(3) The options granted to Dr. Blevins consisted of 60,000 shares associated with the annual grant to him as Vice President of Research and Development and additional 20,000 shares upon his election as Chief Operating Officer.

(4) The options granted in 1993 for Dr. Blevins satisfied his employment agreement which commenced October 16, 1993 and expired December 31, 1994. Therefore, no additional options were granted during 1994.

STOCK OPTION PLANS AND STOCK OPTION GRANTS AND EXERCISES IN 1996

     The Company currently has two stock option plans in operation, the 1983 Option Plan and the 1989 Option Plan. Both plans authorize the grant of options to purchase shares of Common Stock to key employees of the Company, including directors, officers, and significant employees, and to other persons who provide important services to the Company. The 1983 Option Plan, as subsequently amended, authorized the grant of options to purchase a total of 1,200,000 shares of Common Stock, and the 1989 Option Plan, as subsequently amended, authorized the grant of options to purchase a total of 1,500,000 shares of Common Stock.

     Both option plans are administered by the Compensation Committee, which, among other things, determines the persons who are to receive options and the number of shares to be subject to each option. With respect to option grants to members of the Compensation Committee, the option plans are administered by the Board of Directors as a whole.

     Each option granted under the option plans (except for certain incentive stock options which must be exercised sooner) must be exercised within a period fixed by the Compensation Committee, which may not exceed ten years from the date of grant of the option. Options may be made exercisable, in whole or in installments, as determined by the Compensation Committee. Options may not be transferred other than by will or the laws of descent and distribution, and during the lifetime of an optionee may be exercised only by the optionee. Options must be exercised three months after the termination of the optionee's association with the Company, except in certain cases such as retirement (in which event the options may be exercised for up to three months following retirement) or death (in which event the options may be exercised for up to twelve months following death), but not later than the expiration date of the options. Those options that are granted under the option plans at an option exercise price equal to not less than the fair market value of the Common Stock on the date of grant to persons employed by the Company (110% of such fair market value in the case of any employee who owns in excess of 10% of the Company's voting securities) will qualify to be "incentive stock options" within the meaning of Section 422(b) of the Internal Revenue Code of 1986, and the Compensation Committee may designate such options accordingly. Other options granted under the option plans will be nonqualified options. The exercise price of any option granted under the option plans may be paid in cash or, with the consent of the Compensation Committee, partly or entirely with Common Stock based on the fair market value thereof on the date of exercise.

     The option plans both limit the maximum number of shares for which options may be granted to any one participant to 33 1/3% of the shares reserved for issuance under such option plans. No participant may in any one calendar year receive options under the option plans with respect to more than 15% of the shares reserved for issuance. The number of shares for which options may be granted each year under both plans to directors who are not full-time employees of the Company is fixed.

     The following table sets forth information regarding the number of stock options that were granted during the calendar year ended December 31, 1996 to the named executive officer. In addition, in accordance with the rules of the Commission, the table shows the alternative grant date valuation for option grants in 1996.


                                                    Number of       % of Total
                                                    Securities     Options/SARs    Exercise
                                                    Underlying      Granted to     or Base
                                                   Options/SARs    Employees in     Price                          GRANT DATE
Name                                               Granted (#)(1)   Fiscal Year    ($/Sh)      Expiration Date  PRESENT VALUE (2)
----                                               --------------   ------------   --------    ---------------  -----------------
Roger D. Blevins................................     65,000             14%         10.25        02/22/06            273,676
Roger D. Blevins................................    120,000             26%         8.625        09/26/06            425,147


---------------

(1) For 1996 option grants, 50% of the options awarded vest automatically after one year. The balance of such options are subject to reduction, based 33% on the Committee's evaluation of the executive's achievement of his objectives for the year (which are the same objectives reviewed in determining the amount of the executive's annual bonus) and based 67% on the Company's achievement of its financial plan, and as adjusted, vest two years after grant. The options remaining after such adjustments become exercisable 20% each year commencing with the fifth anniversary of the date of grant.

(2) In accordance with the Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in the above table. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for grants in 1996: dividend yield zero; expected volatility of 35%; risk-free interest rate of 6%; and expected life of five years. The real value of the options in the above table depends upon the actual performance of the stock underlying the options during the applicable period.

     The following table sets forth information regarding the exercise of options and the numbers of unexercised stock options held by named executive officer at December 31, 1996.

                    AGGREGATED OPTION/SAR EXERCISES IN 1996
                   AND OPTION/SAR VALUES AT DECEMBER 31, 1996

                                                                                                           VALUE OF
                                                                                                          UNEXERCISED
                                                                                                          IN-THE-MONEY
                                                                                NUMBER OF SECURITIES      OPTIONS/SARS
                                                    SHARES                     UNDERLYING UNEXERCISED      AT FISCAL
                                                  ACQUIRED ON    VALUE OF         OPTIONS/SARS AT          YEAR-END
                                                   EXERCISE      REALIZED         FISCAL YEAR-END           ($)(2)
NAME                                                  (#)         ($)(1)    EXERCISABLE    UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-----------------------------------------------   -----------    --------   -----------    -------------  -----------  -------------
Roger D. Blevins...............................      --            --          70,000         215,000        --           241,850

---------------

(1) The computation of the value realized amount is the aggregate difference between the option exercise price and the market closing price of the Company's Common Stock on the American Stock Exchange on the dates of exercise.

(2) The computation of the value of unexercised in-the-money options is the aggregate difference between the option exercise price and the December 31, 1996 closing price of the Company's Common Stock on the American Stock Exchange.

    OTHER BENEFITS PLANS

     The Company sponsors an IRS approved 401(K) retirement plan. Employees become eligible to participate in the plan beginning on the enrollment date coinciding with or following 90 days of employment. Enrollment periods are limited to January 1, April 1, July 1 and October 1 of each year. The 401(K) plan allows employees to contribute a portion of their pre-tax earnings into their own retirement account. Eligible employees may contribute between 2% and 15% of their annual income up to the annual limits established by the IRS yearly. The Board of Directors authorized the Company, for those years in which it achieves the performance goals established in advance by the Compensation Committee, to match 50% of each employee's annual plan contribution up to a maximum of 2% of the salary of such employee, such Company contributions to vest equally over four years at the end of each year.

                               PERFORMANCE GRAPH

     Set forth below is a performance graph, comparing the yearly cumulative total stockholder return on the Company's Common Stock with the yearly cumulative total stockholder return on stocks included in the S&P 500 Index, a broad equity market index, and the yearly cumulative total stockholder return weighted by market capitalization at the beginning of each period for which a return is indicated on stocks included in the Company's Industry Peer Index. In order to more accurately represent the Company's performance vis-a-vis its industry, the Company selected a different industry comparison index from the prior year index. The new Industry Peer Index is made up of the 45 U.S. pharmaceutical and biotechnological companies listed below, selected using the following criteria: market capitalization of less than $200 million, assets of less than $100 million, revenues under $25 million and less than 100 employees. Also, the Company compared, in the indexed cumulative returns table below, the total return with that of both the newly selected Industry Peer Index and the S&P 500 Health Care Drugs Index used in the prior year. The investment comparisons assume the base year (1991) is equal to an index of 100. Each of the cumulative total returns was computed assuming the reinvestment of stock dividends. The years compared are 1992, 1993, 1994, 1995 and 1996 calendar years.

                          TOTAL RETURN TO STOCKHOLDERS
                              REINVESTED DIVIDENDS


                                    [GRAPH]


                           INDEXED CUMULATIVE RETURNS

                                                 1991     1992      1993      1994      1995      1996
                                                 -----   -------   -------   -------   -------   -------
Medco Research, Inc...........................     100     69.04     61.42     46.19     42.13     42.64
Industry Peer Index (1).......................     100     68.33     54.37     28.10     54.36     56.63
S&P 500 Index.................................     100    107.62    118.46    120.03    165.13    203.05
S&P 500 Health Care Drugs Index...............     100     80.16     73.36     85.40    146.44    182.63

---------------

(1) The following companies are included in the Company's Industry Peer Index:
    Abaxis Inc., Accumed International Inc., Advanced Magnetics Inc., Alkermes Inc., Alteon Inc., Aronex Pharmaceuticals, Atrix Labs Inc., Boston Life Sciences, Cambridge Neuroscience Inc., Chantal Pharmaceutical Corp., CIMA Labs Inc., Columbia Laboratories, Cortech Inc., Corvas International, Cytel Corp., Dynagen, Emisphere Technologies, Epitope Inc., Geltex Pharmaceuticals Inc., Genome Therapeutics Corp., Guildford Pharmaceuticals Inc., Immunomedics Inc., Inhale Therapeutic Systems, Insite Vision, Lidak Pharmaceuticals, Macrochem Corporation, Medicis Pharmaceuticals, Metra Biosystems Inc., MGI Pharma Inc., Neoprobe Corp., Neo Rx Corp., Neurex Inc., Oncogene Science Inc., Penederm Inc., Pharmacyclics, Pharmos Corporation, Polymedica Industries Inc., Royce Laboratories, Sano Corp., Sciclone Pharmaceuticals Inc., Shaman Pharmaceuticals Inc., Sonus Pharmaceuticals Inc., T Cell Sciences Inc., Technical Chemicals & Products, and Theragenics Corp.

                              RATIFICATION OF THE
                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Pursuant to the Company's Audit Committee's recommendation to the Board of Directors and subject to shareholder approval, the Company, on March 20, 1997, formally notified KPMG Peat Marwick LLP ("KPMG") that it would no longer serve as the Company's independent accountants. The decision to change accountants was recommended by Company's Audit Committee and approved by Company's Board of Directors. The report of KPMG on the Company's financial statements for its last two fiscal years did not contain an adverse opinion, or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles except KPMG's report contained a separate paragraph stating that the Company is party to certain claims and litigation of which the ultimate outcome cannot presently be determined. Accordingly, no provisions for liability, if any, that may result from the resolution of such matters have been recognized in the consolidated financial statements. During Company's two most recent fiscal years and any interim period through the date of dismissal, (1) Company had no disagreement with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to KPMG's satisfaction, would have caused it to make a reference to the subject matter of the disagreements in connection with its report, and (2) there did not occur any "reportable event" described in Regulation S-K, Item 304 (a) (v).

     On March 24, 1997, Company engaged Coopers & Lybrand LLP as its new independent accountants to audit its financial statements. There did not occur during Company's two most recent fiscal years, any event described in Regulation S-K, Item 304 (a) (2).

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND LLP AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY. PROXIES WILL BE VOTED "FOR" RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND LLP IF NO DIRECTION IS GIVEN IN THE PROXIES.

                                 OTHER MATTERS

     A copy of the Company's Annual Report for the year ended December 31, 1996 has been mailed to shareholders of the Company. The Annual Report does not form any of the material for the solicitation of proxies.

     Management of the Company does not know of any matter to be acted upon at the Annual Meeting other than the matters described above. If any other matter properly comes before the Annual Meeting, however, the proxy holders will vote the proxies thereon in accordance with their best judgment.

                               PROXY SOLICITATION

     The cost of soliciting the proxies will be borne by the Company. This Proxy Statement and the accompanying materials, in addition to being mailed directly to shareholders, will be distributed through brokers, custodians, nominees, and other like parties to beneficial owners of shares of Common Stock. The Company will, upon request, reimburse such parties for their charges and expenses in connection therewith.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Shareholder proposals intended to be presented at the 1998 annual meeting of shareholders of the Company must be received by March 16, 1998. Such proposals should be addressed to the Secretary of the Company.

May 5, 1997

                              MEDCO RESEARCH, INC.
                            85 T.W. Alexander Drive
                  Research Triangle Park, North Carolina 27709

          ------------------------------------------------------------
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
          ------------------------------------------------------------


         The undersigned hereby appoints Richard C. Williams and William R. Bartlett, and each of either of them as proxy holders with power to appoint his substitute and hereby authorizes the proxy holders to represent and vote, as designated on the reverse side of this proxy card, all the shares of Common Stock of Medco Research, Inc. held of record by the undersigned on May 1, 1997, at 10:00 a.m. local time at the annual meeting of shareholders to be held on June 18, 1997, or any adjournment thereof.

                      (Continued and sign on Reverse Side)

                        Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Stockholders
                              MEDCO RESEARCH, INC.

                                 June 18, 1997

                  Please Detach and Mail in the Envelope Provided

--------------------------------------------------------------------------------

A [X] Please mark your
      vote as in this
      example.
                                            DIRECTORS RECOMMEND: A VOTE FOR
                     FOR     WITHHOLD      ELECTION OF THE FOLLOWING DIRECTORS
                    all the  all the
                   nominees  nominees      Nominees:  1. Albert D. Angel
1. ELECTION        [      ]  [      ]                 2. William M. Bartlett
   OF                                                 3. Jay N. Cohn, M.D.
   DIRECTORS                                          4. Marvin S. Hausman, M.D.
                                                      5. Mark B. Hirsch
To withhold authority to vote for any individual      6. Eugene L. Step
nominee, write that number from the list at           7. Richard C. Williams
right on the line below.

------------------------------------------------

                                                FOR    AGAINST    ABSTAIN
2. Proposal to ratify the appointment of
   Coopers and Lybrand LLP as independent       [  ]     [  ]      [  ]
   accountants.

3. In their discretion, the proxy holder is authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.

PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THIS PROXY USING
THE ENCLOSED ENVELOPE.

Signature______________________________   Date ___________

Signature______________________________   Date ___________